Exhibit 10.6

CONFIDENTIAL ADVISORY SERVICES AGREEMENT (“CASA”)

This Confidential Advisory Services Agreement (this “Agreement”) is made and entered into as of May 01, 2018 (the “Effective Date”), by and between Zoned Properties, Inc. on behalf of Zoned Arizona Properties, LLC (the “Advisor”) and CJK, Inc., a non-profit Corporation of Arizona (the “Company”). From time to time in this Agreement, the Advisor and the Company may be referred to collectively as the “parties” and each, individually, as a “party.”

Recitals

A. The Company wishes to engage the Advisor as an independent contractor for the purpose of providing certain advisory services to the Company on the terms and subject to the conditions hereinafter set forth.

B. The Advisor is willing to make its services available to the Company on the terms and subject to the conditions hereinafter set forth.

Agreement

Now Therefore, in consideration of the foregoing recitals, the terms and mutual covenants of this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Advisory Services. The Company engages the Advisor and the Advisor hereby accepts such engagement as an independent contractor to perform the duties and responsibilities set forth on Exhibit A attached hereto (the “Advisory Services”). The Advisor shall devote such time to the Company as the Advisor and the Company, in good faith, reasonably deem necessary for Advisor to perform the services contemplated hereunder. The Advisor shall not be obligated to devote full-time services to the Company. The Company acknowledges that the Advisor has made no guarantee that its Advisory Services will result in any particular outcome or success, and the Advisor disclaims any such guarantee.

2. Term and Termination.

2.1 This Agreement and the Advisor’s engagement hereunder shall be effective from the Effective Date and shall continue until April 30, 2040, unless earlier terminated as provided in Section 2.2 below (the “Term”). The Term may be extended by mutual written agreement of the parties hereto.

2.2 This Agreement may be terminated prior to the expiration of the Term upon the occurrence of any of the following: (a) by Advisor for any reason at any time upon thirty (30) calendar days’ written notice to the other party; (b) by either party immediately upon the mutual agreement of the parties, evidenced by a writing signed by the parties; or (c) immediately by either party in the event of an actual finding, by a court of competent jurisdiction, of fraud, gross negligence or willful misconduct of the other party in connection with this Agreement.

2.3 In the event of the termination of this Agreement, the Company shall pay to the Advisor any and all unpaid amounts due and payable to the Advisor pursuant to Section 3, each of which have accrued through the effective date of termination, and, upon Advisor’s receipt of all such amounts, the Company shall have no further liability hereunder (other than for reimbursement for business expenses incurred prior to the date of termination in accordance with Section 3). The provisions set forth in this Agreement that contemplate obligations and rights of the parties after the termination of this Agreement shall survive the termination of this Agreement.

3. Compensation.

3.1 Monthly Fee. As payment for services rendered by the Advisor to the Company under this Agreement, Company shall pay to Advisor a monthly standard fee equal to $0.00 (the “Monthly Standard Fee”). The Monthly Standard Fee shall be paid by Company to Advisor on a monthly basis within ten (10) business days following the end of the immediately preceding calendar month.

3.2 Gross Revenue Fee. As further consideration for the services rendered by Advisor to the Company under this Agreement, Company shall pay to Advisor a revenue fee equal to ten percent (10%) of the Company’s gross revenue (“Revenue Fee”). The Revenue Fee shall commence payment in January 2019, and shall be paid on a monthly basis, no later than thirty (30) calendar days following the end of the immediately preceding calendar month, and the amount of such monthly payment of the Revenue Fee shall be equal to the product of (a) ten percent (10%), multiplied by (b) the Company’s gross revenue for such immediately preceding calendar month. Notwithstanding the foregoing, upon the filing of the Company’s fedreal or state tax returns, (i) Company shall calculate the Revenue Fee based on the amount of the Company’s gross revenue reported on such federal or state tax returns, and (ii), if the amount of such calculation is greater than the sum of all monthly Revenue Fees payable to Advisor under this Agreement, Company shall pay to Advisor the amount of such difference, which amount is in addition to all monthly Revenue Fees due to Advisor under this Agreement.

3.3 Late fees. All late payments shall bear interest at the monthly rate equal one and one-half percent (1.5%), calculated daily and compounded monthly.

3.4 No Setoff. In no event shall Company withhold payment of any amounts or fees due and payable under this Agreement by reason of any setoff of any claim or dispute with Advisor.

3.5 No Withholdings. The Company shall make no withholdings from any compensation paid under this Agreement to the Advisor, such as for federal or state income taxes, Social Security or Medicare taxes. The Company shall provide the Advisor an IRS Form 1099 for all compensation paid to the Advisor under this Agreement. The Advisor agrees that the Company shall not be liable for any tax obligations the Advisor may incur with respect to any payment under this Agreement, and specifically agrees to hold the Company harmless from any such obligation. The Advisor further agrees to defend, indemnify and hold harmless the Company, consistent with the terms of this Agreement, from any efforts by any governmental unit or authority that may seek to collect from the Company any taxes related to any payment to the Advisor made pursuant to this Agreement.

3.6 Expenses. All expenses incurred by the Advisor in performing the services under this Agreement shall be incurred solely by the Advisor. The Company will reimburse the Advisor for reasonable, pre-approved expenses associated with the Advisor’s providing of the services.

4. Independent Contractor Status. The parties acknowledge and agree that the Advisor is an independent contractor and nothing in this Agreement is intended to make the Advisor an agent, employee, joint venturer or partner of the Company for any purpose whatsoever. Other than providing the Advisor with certain materials necessary to the Advisor’s performance of the services under this Agreement which are not otherwise available to the general public, the Advisor retains to himself the manner and means by which performance is rendered under this Agreement. The Advisor shall be responsible for maintaining his own books and records. Further, the Advisor shall not be entitled to any fringe benefits, pension, retirement, profit sharing or any other benefits accruing to employees of the Company. The Company shall not provide worker’s compensation insurance for the Advisor. Without the prior written consent of the Company, the Advisor is not in any way authorized by this Agreement to make any agreement or enter into any obligation on behalf of the Company or its subsidiaries, nor shall the Advisor indicate in any way that he has the authority to do so. The parties further acknowledge as follows:

4.1 The Company shall not require the Advisor to perform services exclusively for the Company. The Advisor at all times may conduct his own separate occupation or profession.

4.2 The Company shall not provide the Advisor with any business registrations or licenses required to perform the services contemplated hereunder.

4.3 Any materials provided by the Company to the Advisor shall remain the sole and exclusive property of the Company, shall not be used in any manner inconsistent with the provisions set forth in this Agreement and shall be returned to the Company upon the termination of this Agreement.

4.4 The Company shall pay the Advisor in the name that appears on this Agreement or in the name of the Advisor’s designee as determined by the Advisory.

4.5 The Company shall have no obligation to retain the Advisor to provide any services beyond those set forth in this Agreement.

5. Compliance with Requirements. The Advisor shall observe and comply with the Company’s and any of its subsidiaries’ procedures, rules, regulations, policies, working hours and holiday schedules (the “Requirements”). The Advisor shall use commercially reasonable efforts to minimize disruptions to the Company’s or any of its subsidiaries’ normal business operations at all times. The Advisor shall observe and comply with the Requirements of third parties when on their premises on the Company’s or any of its subsidiaries’ behalf.

6. Return of Equipment/Other Property. Upon the termination of the Advisor’s relationship with the Company for any reason and upon the Company’s request, the Advisor shall deliver to the Company the following: all tangible property owned by the Company or its subsidiaries such as books, manuals and promotional and marketing materials; all supplies provided to the Advisor by the Company or its subsidiaries, including any equipment or devices; all other written or printed materials which are the property of the Company or its subsidiaries (and any copies of such materials); and any and all other materials which may contain Confidential Information (as hereinafter defined) which the Advisor may then have in its possession, whether prepared by the Advisor or not.

7. Confidentiality/Non-Disclosure.

7.1 The parties shall keep the existence and specific terms of this Agreement confidential except: (i) where mutually agreed to in writing by the parties; (ii) where necessary to share such information with the parties’ accountants or attorneys; (iii) where disclosure is required by law or by a governmental agency; or (iv) where disclosure is ordered by a court of competent jurisdiction. This confidentiality provision is a material term of this Agreement, and its violation shall constitute a material breach of this Agreement.

7.2 For purposes herein, “Confidential Information” means any and all information that by its nature is generally considered proprietary and confidential that is disclosed to the receiving party in any manner regardless of whether such information is specifically labeled as confidential, including, without limitation, confidential or proprietary business or financial information regarding the disclosing party, information that is or that relates to the disclosing party’s trade secrets, know-how, processes, ideas, inventions (whether patentable or not), products, formulas, recipes, product development plans, forecasts, strategies, business plans and strategies, agreements with third parties, services, customers, marketing, or finances, and the disclosing party’s interest or involvement in this engagement.

7.3 Each party shall hold any Confidential Information disclosed to it by the other party in confidence, shall not use such Confidential Information except in connection with this engagement, and shall limit disclosure of Confidential Information to those employees, agents or other third parties necessary for the engagement who have agreed to be bound by the obligations herein. Without limiting the foregoing, the receiving party’s disclosure of Confidential Information to an affiliate constitutes the recipient’s and that affiliate’s representation and warranty that the affiliate is bound by the restrictions of this Agreement. For purposes hereof, holding Confidential Information in confidence shall include the maintenance of physical and data security measures in accordance with applicable law or regulation and of a nature and scope to prevent unauthorized access to such Confidential Information.

7.4 Confidential Information shall not include any information that (a) was publicly available at the time of disclosure; (b) became publicly available without breach of this Agreement by the recipient; (c) was in the recipient's possession prior to disclosure, as evidenced by the recipient's written records, and was not the subject of an earlier confidential relationship with the disclosing party; (d) was rightfully acquired by the recipient from a third party who was lawfully in possession of the information and was under no obligation to the disclosing party to maintain its confidentiality; or (e) is independently developed by the recipient without access to the Confidential Information. If the receiving party is required to disclose Confidential Information pursuant to judicial order or other compulsion of law, it may disclose only that portion of the Confidential Information required to be disclosed, provided that it shall give the disclosing party prompt notice of such order and comply with any protective order imposed on such disclosure.

8. Representations and Covenants.

8.1 Mutual. Each party represents that its performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by it in confidence or in trust prior to the Advisor’s engagement by the Company. Each party warrants that it has not entered into, and agrees not to enter into, any oral or written agreement that would conflict with the provisions set forth in this Agreement.

8.2 Financial Statements. Company shall furnish Advisor with the following: (a) as soon as available, but in no event later than one hundred twenty (120) days after the end of each fiscal year of Company, audited financial statements prepared under generally accepted accounting principles, consistently applied, together with an opinion on the financial statements from an independent certified public accounting firm; (b) as soon as available, but in no event later than forty five (45) days after the end of each fiscal quarter of Company, Company’s balance sheet and profit and loss statement for the period then ended; (c) as soon as available, but in no event later than thirty (30) days after last day of each month, Company’s balance sheet and profit and loss statement covering Company’s operations for such month; (d) as soon as available, but in no event later than thirty (30) days after the applicable filing date for the tax reporting period then ended, Company’s federal or state and other governmental tax returns; and (e) all other financial information reasonably requested by Advisor. All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis.

8.3 Books and Records; Right of Inspection and Audit. Company agrees to maintain books, accounts, and records of Company in the usual, regular, and ordinary manner, and on a basis consistent with prior years, and will comply with all laws applicable to Company or to the conduct of Company’s business or assets. Company shall permit Advisor to inspect, review, and examine, at reasonable times, the assets, properties, facilities, agreements (including all documents of any description evidencing any right or obligation of Company), and books, records, accounts, and financial statements of Company (and take copies and extracts therefrom) as Advisor requests. Upon five (5) days’ advance written notice from Advisor to Company, Company shall allow Advisor (or its agents) to audit, during normal business hours, Company’s relevant records with respect to the Revenue Fee. If, as a result of such audit, the Revenue Fee due to the Advisor is greater than 110% of the Revenue Fee then paid to the Advisor, the expenses of the audit shall be paid by Company. In all other cases, the expenses of the audit shall be borne by Advisor.

9. Indemnification. Each party hereby covenants and agrees to hold harmless, indemnify and defend the other party, its subsidiaries and its directors, officers, shareholders, employees and agents, for, from and against any and all claims, losses, damages and liability, of whatsoever kind or nature, whether to persons or property, and costs, including but not limited to attorneys’ fees and costs of defense, arising out of or in any way related to (a) the dishonesty, fraud, gross negligence or willful misconduct of the indemnifying party in the performance of any services or related activity performed pursuant to or in furtherance of this Agreement; or (b) any breach of this Agreement by the indemnifying party.

10. Limits and Liability. Neither party shall be liable, directly or indirectly, for any direct or indirect losses, damages, injuries, expenses or harm occasioned by or arising from, directly or indirectly any acts of the other party.

11. Prohibition on Assignment. Neither party may delegate, assign or transfer its duties, responsibilities or interest in this Agreement without the prior written consent of an authorized representative of the other party. Any such unauthorized assignment or delegation shall result in the immediate termination of this Agreement.

12. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns, agents and representatives.

13. Voluntary Agreement. Each party represents and agrees that it has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that it has had the opportunity to review any and all aspects of this Agreement with the legal, tax or other advisor or advisors of such party’s choice before executing this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Arizona without regard to conflicts of laws principles thereof and all questions concerning the validity and construction hereof shall be determined in accordance with the laws of said state.

15. Dispute Resolution Process. This Section 15 shall govern any dispute, controversy, or claim related to, connected with, or arising out of this Agreement, including any question regarding its existence, validity, or termination, as well as any challenge to the tribunal’s jurisdiction. If such a dispute arises, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation upon terms agreed upon by the parties. If the parties cannot agree on mediation terms, then the mediation shall be administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. If a party fails to respond to a written request for mediation within 30 days after service or fails to participate in any scheduled mediation conference, that party shall be deemed to have waived its right to mediate the issues in dispute. If the mediation does not result in settlement of the dispute within 30 days after the initial mediation conference, or if a party has waived its right to mediate any issues in dispute, then any unresolved controversy or claim arising out of or relating to this contract, or breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, except as may be otherwise provided herein, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

Except as otherwise specifically limited in this Agreement, the arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including conservatory relief and injunctive relief, and any such measures ordered by the arbitral tribunal may, to the extent permitted by applicable law, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such.”

Claims shall be heard by a single arbitrator. If the parties are unable to agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the American Arbitration Association rules. The place of arbitration shall be Maricopa County, Arizona. The arbitration shall be governed by the laws of the State of Arizona. Hearings will take place pursuant to the standard procedures of the Commercial Arbitration Rules that contemplate in person hearings. The successful party shall be awarded the cost of the arbitration proceeding and any proceeding in court to confirm or to vacate any arbitration award, as applicable (including, without limitation, reasonable attorneys’ fees and costs), as determined by the arbitrators. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 15 by bringing suit in any court of competent jurisdiction. The parties agree that the arbitrator shall have authority to grant injunctive or other forms of equitable relief to any party. This Section 15 shall survive the termination or cancellation of this Agreement. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

16. Entire Agreement. This Agreement, along with any exhibits and attachments hereto, is the sole and entire Agreement between the parties relating to the subject matter hereof, and supersedes all prior understandings, agreements and documentation relating to such subject matter. Any amendment or modifications to this Agreement must be in writing and signed by both parties hereto.

17. Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of a subsequent breach of the same provision by any party or of a breach of any other term or provision of the Agreement, and failure by either party at any time to require performance by the other party shall not constitute a waiver of any right to require performance in the future or performance of any other promise nor prejudice either party as regards to any subsequent action.

18. Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall remain in effect and be so construed as to effectuate the intent and purpose of this Agreement.

19. Notices. All notices, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by electronic mail (with hard copy to follow); (b) one (1) day after being sent by reputable overnight express courier (charges prepaid); or (c) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands, and communications to the parties shall be sent to the addresses indicated below:

Notices to the Advisor:

Zoned Properties, Inc.

Attn: Zoned Properties, Inc.

14269 N. 87th Street #205

Scottsdale, AZ 85260

E-mail: Bryan@zonedproperties.com

Notices to the Company:

CJK, Inc.

Attn: AC Management Group, LLC

410 S. Madison Dr. #4

Tempe, Arizona 85281

E-mail: chris@hanameds.com

20. Attorneys’ Fees and Costs. If any action is brought to enforce this Agreement or to collect damages as a result of a breach of any of its provisions, the prevailing party shall also be entitled to collect its reasonable attorneys’ fees and costs incurred in such action from the non-prevailing party, which costs can include the reasonable costs of investigation, expert witnesses and the costs in enforcing or collecting any judgment rendered, all as determined and awarded by the court.

21. Counterparts. This Agreement may be executed in multiple counterparts which, when taken together, shall constitute a single instrument.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Agreement to be effective as of the day and year first written above.

CJK, Inc. [Company]:

By:	/s/ Christopher Carra
Name:	Christopher Carra
Title:	President

Zoned Properties, Inc. [Advisor]:

By:	/s/ Bryan McLaren
Name:	Bryan McLaren
Title:	CEO

STATE OF ARIZONA	)
)ss
County of Maricopa	)

SUBSCRIBED AND SWORN to before me this 1st  day of May, 2018, by Christopher Carra.

/s/ Valera Knight
Notary Public

My Commission Expires: May 2, 2021

[STAMP]

STATE OF ARIZONA	)
)ss
County of Maricopa	)

SUBSCRIBED AND SWORN to before me this 1st  day of May, 2018, by Bryan McLaren.

/s/ Valera Knight
Notary Public

My Commission Expires: May 2, 2021

Exhibit A

Duties and Responsibilities

The duties and responsibilities of the Advisor are to be interpreted as on-going responsibilities in order to best assist the Company. The duties and responsibilities are not intended to establish one-time events or milestones that would directly impact the Company’s operations. Reports, assessments, and/or recommendations are to be interpreted and implemented at the sole discretion of the Company. The Advisor will assist the Company with:

1.	The assessment of local building codes and zoning regulations.

2.	The assessment of state regulations governing licensed medical marijuana facilities.

3.	The establishment of Standard Operating Protocols (“S.O.P.”) for the Company’s operation to be implemented by the Company.

4.	The identification and engagement of third party vendors and service providers to perform services for the Company.

5.	Coordination of annual Strategic Planning sessions and discussions with the Company’s management team as reasonably requested.

6.	Delivery of Strategic Reports to the Company as a result of any Strategic Planning sessions.

7.	The formation of Strategic Objectives to best accomplish Company goals.

8.	The establishment of a Corporate Social Responsibility program.

9.	Researching and establishing sustainable development protocols including but not limited to energy efficiency, renewable energy, waste minimization strategies.

10.	Participation at events and conferences as reasonably requested in the capacity of Advisor.

A-1